Exhibit 10.1

This cooperation agreement is entered into on December 2, 2013 (“Effective Date”)

BETWEEN:-

(1)	China Motion Telecom (HK) Limited, a company incorporated in Hong Kong (company registered number 450483) whose registered office is situated at Suites 1105-1106, 11/F, Chinachem Golden Plaza, 77 Mody Road, Tsimshatsui East, KLN, Hong Kong (hereinafter referred to as “China Motion”); and

(2)	StarHub Mobile Pte Ltd, a company incorporated in Singapore (company registration number 200000646C) whose registered office is at 67, Ubi Avenue 1, #05-01, StarHub Green, Singapore 408942 (hereinafter referred to as “StarHub”).

Both China Motion and StarHub being jointly referred to as “the Parties” and individually as “Party”.

IN CONSIDERATION of the mutual promises herein and other good and valuable consideration, the Parties hereby agree as follows:

1A. DEFINITIONS

1A.1	Save where the context otherwise requires, in this Agreement, the following words and phrases shall have the meanings assigned to them below:-

“StarHub Affiliate”	means an organisation that is related to StarHub (i) either by reason of StarHub directly or indirectly controlling the organisation; or (ii) by reason of both StarHub and the organisation being controlled by or under the common control of a third party. In this context, a person “controls” an organisation if it owns or controls (i) more than 50% of the shares or other securities entitled to vote for the election of directors (or other managing authority) in the organisation; (ii) more than 50% of the equity interest in the organisation, or (iii) is otherwise able to direct or cause the direction of the management and policies of the organisation whether by contract or otherwise;

1	INTRODUCTION AND SCOPE

1.1	China Motion is a legal and licensed mobile virtual network operator (“MVNO”) in Hong Kong, operates telecommunications services in Hong Kong under valid license issued by the Hong Kong Office of Telecommunication Authority (“OFTA”), allowing China Motion to provide mobile virtual network services by using, dealing in and selling radio communication services apparatus or material in the course of its trade or business.

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1.2	StarHub is a licensed provider of mobile services in Singapore.

1.3	The Parties enter into this Cooperation Agreement (“Agreement”) to work together in three (3) areas of cooperation to be carried out in three (3) phases. The first phase shall be implemented within a reasonable and agreed period of time after the Effective Date and is addressed in detail in this Agreement. The second and third phases shall be implemented as technical, contractual, regulatory and market conditions warrant, and are briefly described in this Agreement, with further details to be provided in future supplementary agreements to be entered into between Parties in writing.

a)	Phase 1, for using StarHub’s mobile communication network services in Singapore to provide China Motion’s users with mobile telecommunication services including voice, SMS and data while roaming in Singapore through China Motion’s construction of a “Mobile Switching Centre” Gateway to achieve Singapore roaming users’ being served continually with real-time billing charge mechanisms.

b)	Phase 2, for each Party to provide the other Party with phone numbers and international mobile subscriber identifiers “IMSIs” and the assigned Party may market or sell to its subscribers, which will provide subscribers access to the home network of the assigning Party and/or other networks to which such Party has been assigned rights by other mobile network operators.

c)	Phase 3, for StarHub and/or StarHub Affiliate to have an option for three (3) years from the Effective Date of this Agreement in which to acquire up to 25% equity stake/stock in China Motion at a price equal to up to 25% of the total equity/stock of China Motion at the time the option is exercised. For the abundance of clarity, the foregoing acquisition shall be subject to the procurement of StarHub’s relevant internal approvals, and StarHub and/or StarHub Affiliate shall be entitled to determine the actual proportion of equity stake/stock in China Motion it wishes/they wish to acquire provided that such proportion does not exceed 25% of the total equity/stock of China Motion. For example, StarHub may chose to acquire only 20% of the total equity/stock of China Motion.

In the interest of clarity and brevity, the summary terms of agreement for Phase 2 are described in Section 2, and for Phase 3 in Section 3. The detailed terms of Phase 1 are described in Sections 4-6. The general terms applicable to all phases are described in Sections 7-12.

2	PHONE NUMBER AND IMSI PROVISIONING

2.1	Each Party shall assign to the other Party at the assigning Party’s direct cost an agreed allotment of phone numbers and IMSIs for provisioning onto SIM cards which the assigned Party may market or sell to its post-paid subscribers to complete interconnections through its own network operations centre or switch, which will provide subscribers access to the home network of the assigning Party and/or other networks to which such Party has been assigned rights by other mobile network operators.

2.2	At no additional cost to StarHub, China Motion shall use StarHub as its preferred roaming provider in Singapore and shall promote and notify its subscribers to use StarHub’s network when roaming in Singapore.

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3	OPTION FOR STARHUB TO ACQUIRE EQUITY INTEREST IN CHINA MOTION

3.1	For a three (3)-year period commencing on the Effective Date of this Agreement, China Motion shall grant to StarHub (and/or StarHub Affiliate), and StarHub (and/or StarHub’s Affiliates) shall have the option to acquire up to 25% of the total equity/shares of China Motion that will be outstanding as of the date the exercise of StarHub’s (and/or StarHub Affiliate’s) option (the “StarHub Option”).

3.2	The consideration payable by StarHub (and/or StarHub Affiliates) to China Motion upon exercise of the StarHub Option shall be up to 25% of the total enterprise value of China Motion as of the date of exercise, payable within 90 days after the date of exercise. For the purposes of this clause, “total enterprise value” means the amount of money payable in Hong Kong dollars that a willing and well qualified buyer would pay to acquire 100% of the capital stock of China Motion taking into account, amongst other factors, the net asset value on its balance sheet, the relative age, quality of and debt service on its capital infrastructure, its employees and distribution base and its contracts with MNOs and other partners, its historical and projected revenues and EBITDA, the number and growth rates of its subscribers (by category) and the ARPU and churn rates associated with such subscribers, comparable sales of similar companies and the revenue and EBITDA multipliers applicable to such sales and to the telecommunications industry generally, the impact of potential exit into public listing onto the Hong Kong Stock Exchange, and such other factors as may be reasonably considered.

3.3	If the Parties are unable to agree on the total enterprise value, such value shall be determined by appraisal using the following mechanism. Each Party shall designate a valuation expert with expertise in valuing telecommunications companies. Each Party’s designated expert shall have no financial affiliation with that Party. The two experts shall first agree together on the appointment of a third expert. Each Party’s expert shall then independently prepare a report of the total enterprise value of China Motion, taking into account the factors described in Section 3.2. Such valuation shall be without discount for minority interest compared to control premium. If the total enterprise value as determined by each Party’s designated expert is within 10% of each other, the Parties shall accept the average of the two. If the enterprise values differ by greater than 10%, the third expert shall review the reports of the two experts and determine which report best reflects the total enterprise value, and that value shall be used for payment of the option exercise price.

3.4	The StarHub Option is subject to the following conditions and limitations:

a)	The StarHub Option is and shall be subordinate to an option deed granted in favour of Xin Hua (i.e. China Motion’s lender) as to 100% of the total shares of China Motion (i.e. collateral issued in favour of Xin Hua) outstanding as of the date of this Agreement (the “Prior Option”). The Prior Option secures a loan agreement entered into between Xin Hua and China Motion’s 100% shareholder Gulfstream Capital Partners, Ltd. that matures on or before February 28, 2014 (“Loan Agreement”). Absent extension or default under the Loan Agreement, China Motion anticipates (but does not warrant) that the Prior Option will either expire or be exercised on or before February 28, 2014.

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b)	The StarHub Option shall not be exercisable for so long as the Prior Option is outstanding.

c)	The StarHub Option shall be null and void upon the occurrence of any default under the Loan Agreement by which the Prior Option Deed would become exercisable. China Mobile will notify StarHub in writing of any such occurrence of default.

d)	The Parties acknowledge and agree that the StarHub Option is an integral component of this Agreement. Therefore, in the event the StarHub Option becomes null and void for any reason, including due to default by Gulfstream Capital Partners of payment under the Loan Agreement, resulting in Xin Hua (or such other party) to own and/or gain control over China Motion, StarHub shall, at its option, be entitled to immediately review and re-negotiate the terms of this Agreement or StarHub shall be entitled to immediately terminate this Agreement without liability upon written notice to China Motion. Where StarHub chooses to review and re-negotiate the terms of this Agreement, such re-negotiations shall be carried out in good faith by the Parties. If StarHub wishes to negotiate with Xin Hua or the owner of China Motion on certain terms, China Motion shall render all reasonable assistance to StarHub in connection with such matters.

4	SUPPLY OF SERVICES

4.1	StarHub will use its commercially reasonable endeavours to provision the following services to China Motion’s subscribers who roam in Singapore via StarHub’s GSM and/or 3G GSM networks:

S/N		Service Name
Basic Call Services while roaming in Singapore via StarHub’s GSM and/or 3G GSM networks
1		Basic voice calls: ● Mobile originate (“MO”) ● Mobile terminate (“MT”)
Short Message Services (“SMS”) while roaming in Singapore via StarHub’s GSM and/or 3G GSM networks
2	2a	SMS – MT
	2b	SMS – MO
International GPRS Transport Service
3		Channel packet switch

4.2	China Motion acknowledges and agrees that the scope of this Section 4 is limited to services provided through either GSM and/or 3G GSM networks, and that 4G networks will be subject to separate negotiation and agreement. For the avoidance of doubt, in the case of potential 4G roaming in Singapore, China Motion will be required to upgrade its network at its own cost so as to enable 4G capability and compatibility with StarHub’s 4G network.

4.3	It is agreed that at all times, StarHub shall not be obliged to provide any kind of usage related, customer service/experience and support to China Motion’s subscribers in connection with the agreed services (“Customer Support”). China Motion shall be responsible, at its own cost and expense, for all Customer Support. China Motion’s subscribers shall only be entitled to contact China Motion (not StarHub) for all Customer Support matters and China Motion shall ensure the foregoing.

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5	SETTLEMENTS, CHARGES AND PAYMENTS

5.1	The international roaming access services provided under this Agreement will be charged in accordance with the service charges set out in Schedule 1 as agreed by both Parties (“Service Charges”).

5.2	The Service Charges payable by China Motion for the Service are set forth in Schedule 1. Other charges shall be as agreed by the Parties in writing from time to time.

5.3	Settlement report format and settlement process will be as follows:

a)	Invoice generation, billing methods, certification format and general billing disputes for this Agreement’s monthly voice call volume (phone bill) shall be settled according to the agreed settlement process.

b)	StarHub shall issue invoice of the past month to China Motion before the 25th day of each calendar month (unless the 25th day falls on a public holiday, Saturday or Sunday, in which case, STARHUB will be entitled to issue such invoice after the 25th day of the calendar month). The invoice shall contain correct information of roaming users’ IMSI and MSISDN. All invoices shall be paid by China Motion within 30 days of the date of the invoice.

c)	Both Parties agree that if the difference between total voice call volumes and total minutes of the two Parties is 3% or more, verification may be requested in good faith. If China Motion requests for a verification, China Motion shall submit a report comparing the difference in writing or by e-mail within fifteen (15) days from the date of invoice in order to enable StarHub to proceed with the verification process. StarHub shall then endeavour to exchange verification information within fifteen (15) days after receipt of such notification (“Verification Exchange”). China Motion shall complete its own verification process as well as identify the results and the differences and submit a report file to notify StarHub within thirty (30) days from the date of invoice. If China Motion has not replied to StarHub for more than thirty (30) days from the date of StarHub’s Verification Exchange, China Motion shall be deemed to have accepted the verification information submitted by StarHub to it.

d)	Both Parties agree to process additional payment or refund in the next month based on the results confirmed by the two Parties. Both Parties agree that verification information is illustrated in the file format as set out in Schedule 2. Either Party shall obtain the prior written consent of the other Party, which consent shall not be unreasonably withheld and/or delayed, before carrying out any modification of the verification file format.

e)	If the result of the verification information is different entirely or partially due to China Motion’s violation of any of the terms of this Agreement, or because China Motion sends unsolicited IMSI region not agreed by the Parties, China Motion has no right to object or request for a verification under Section 5.3(c) above.

f)	The settlement payment is based on Singapore dollars.

g)	If China Motion has violated preceding Section 5.3 (b) and failed to pay on time, StarHub has right to claim late payment interest of 12% annually from the date payment was due.

h)	StarHub’s designated bank account information is listed below:

Name of Beneficiary: Xxxx Xxxxxxxxx Xxx - XXXXX - XXX

Bank name: Xxxxxxxx Xxxx XX Xxxxxxxx

Bank address: Xxxxxxxx Xxxx XX Xxxxxxxx, Xxxxxxxxxx xx, X-xxxx Xxxxxxxx, Xxxxxxx

Bank account number: xxx-xxxxxxx-xx

IBAN: XXxxxxxxxxxxxxxx

Swift code: XXXXXXXX

i)	China Motion shall bear the relevant bank transfer charges and any exchange differences.

j)	In the business development of this Agreement, the actual settlement result is calculated based on settlement principles agreed by the two Parties. The Party that received the settlement payment must issue invoice with the same amount received. The Parties shall pay relevant tax in accordance with their national regulations and actual income.

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5.4	Payment principles and methods:

a)	Basic voice call is charged on a per minute basis. SMS is charged on a per (sent) message basis.

b)	All roaming charges resulted from China Motion users using roaming services in Singapore will be charged according to Schedule 1: Service Charges.

c)	All roaming agreed services occurring in Singapore by China Motion’s users shall not be subject to international roaming settlement standards, because China Motion Mobile is a MVNO instead of a mobile network operator (“MNO”). All agreed services occurring in Singapore by China Motion users will be conveyed through two (2) dedicated IPLC lines/circuits connections between China Motion and StarHub. Please refer to the verification file format in Schedule 2 of this Agreement. For the avoidance of doubt, China Motion will subscribe to such dedicated IPLC lines/circuits from StarHub under a separate subscription contract on agreed terms.

d)	StarHub will use its reasonable endeavour to provide the daily roaming call retail record within forty-eight (48) hours. StarHub will notify China Motion if there will be any delays in providing such roaming call retail records within such forty-eight (48) hours.

5.5	The Parties agree that after six (6) months of the commencement of the services under this Agreement, China Motion shall ramp up and meet the following agreed yearly minimum revenue commitment:

a)	in respect of the first contractual year: SGD$300,000;

b)	in respect of the second contractual year 2: SGD$600,000; and

c)	in respect of the third contractual year 3: SGD$900,000.

For avoidance of doubt, if the commencement of the services starts on 1st January 2014, China Motion shall be entitled to six (6) months of ramp up period, and the revenue from 1st July 2014 to 30th June 2015 has to meet the minimum commitment value of SGD$300,000; otherwise China Motion has to make up any shortfall in revenue in terms of dollar value in Singapore dollars (for example, if China Motion achieves SGD$150,000 of the SGD$300,000 minimum revenue commitment in the first contractual year, China Motion must pay StarHub SGD$150,000). The commencement date for the second contractual year shall commence immediately upon the expiry of the first contractual year.

5.6	If StarHub is required by applicable law to withhold or deduct any tax on any payments to China Motion under this Agreement, StarHub shall deduct such amount from payments and any amounts owing to China Motion under this Agreement and StarHub shall submit to China Motion a receipt from the responsible tax authority evidencing the payment of the amount so withheld or deducted. For the avoidance of doubt, StarHub shall not be obliged to reimburse or compensate the amount so withheld or deducted.

6	NETWORK CONFIGURATION BETWEEN CHINA MOTION AND STARHUB FOR ROAMING SERVICE

6.1	Network Configuration Diagram between China Motion and StarHub for international roaming service is referred to in Schedule 4

6.2	Unless otherwise agreed by the Parties in writing, each Party shall be responsible for its own network and the services that it provides through its own network, including any development/enhancement costs which may be required on its own network. In this Agreement, the required Hong Kong IPLC cost for connecting networks between China Motion and StarHub shall be paid by China Motion.

6.3	China Motion and StarHub agree to use IMSI and MSISDN sections from China Motion’s users as the basis for call calculation to generate monthly settlement bill for China Motion.

6.4	All agreed services occurring in Singapore by China Motion users will be conveyed to the dedicated IPLC connecting between China Motion and StarHub. China Motion shall be solely responsible for billing its own users and collect their payments. For the avoidance of doubt, China Motion shall continue to be liable to StarHub for payments under this Agreement even if China Motion is unable to collect payments from its own users. China Motion shall be responsible for all bad debts of its own users,

6.5	All mobile originating calls made by China Motion roaming users in Singapore will be conveyed by IPLC and terminated by China Motion until such time when China Motion has carried out its necessary upgrade of China Motion’s network to allow for real time charging, at which point, calls will be terminated by StarHub.

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6.6	All calls made by China Motion’s roaming users in StarHub’s network in Singapore will terminate at China Motion’s network for home location register (“HLR”) enquiry via IPLC connecting China Motion and StarHub. The actual call routing for Mobile Terminating Call termination to China Motion roaming users shall be handled by China Motion’s own switches.

6.7	In the event the Parties are unable to reach a mutual agreement on all technical specifications of the agreed services, the Parties agree to put this Agreement on hold and postpone the commencement of the agreed services until the Parties have reached an agreement.

7	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENT

7.1	Each Party agrees to keep secret and confidential all written and/or oral information of any kind relating to the terms of this Agreement and the business of the Parties and to disclose the same only to their employees or contractors to such extent as necessary for each of them to perform his duties. Each Party shall procure its employees or contractors to comply with the above obligations.

7.2	The obligations as set out in Section 7.1 shall not apply, however, to any part of such information which:

a)	was already in the public domain;

b)	was already known to the recipient party prior to its knowledge;

c)	was disclosed to the recipient party by a third party owning no duty of confidentiality towards the other party;

d)	is required to be disclosed by applicable law, regulation, pursuant to a court order/judicial decree or pursuant to the requirements of any relevant stock exchange(s); or

e)	is required to be disclosed by any prevailing regulatory bodies or governmental authorities.

7.3	Subject to the provisions in Section 7.2, these obligations of confidentiality shall survive the expiration or termination of this Agreement for any reasons.

7.4	No news release, public announcement, advertisement or publicity or other disclosure concerning this Agreement or the proposed arrangements that it contemplates shall be made by either Party without the prior approval of the other Party and the content of such disclosure must be mutually agreed between the Parties in writing.

8	BREACH OF CONTRACT

8.1	StarHub is a company with a license from the Singapore government. The company needs to comply with a series of Singapore mandatory legal provisions. When StarHub complies with the law and cannot fully or partially implement the relevant provisions in this Agreement, China Motion shall not hold StarHub liable for not fulfilling its obligations.

8.2	If the two Parties cannot fully implement the conditions in this Agreement as described in the preceding Section 8.1, the Parties shall negotiate and modify the relevant portions that hinder the execution of this Agreement within 30 days where possible.

8.3	Without prejudice to application of Section 11.2, China Motion is fully aware of the situation described in the preceding paragraph and accepted by the relevant laws and regulations when StarHub impede the implementation of the provisions of this agreement or the need to terminate this Agreement, China Motion shall agree with this situation and shall not hold StarHub in breach and agrees that StarHub shall not be responsible for any damages that may be incurred by China Motion or any third party.

8.4	Without prejudice to application of Section11.2, StarHub is fully aware of the situation described in the preceding paragraph and accepted by the relevant laws and regulations when China Motion impede the implementation of the provisions of this Agreement or the need to terminate this Agreement, StarHub shall agree with this situation and China Motion is not responsible for incurring any consequent damages.

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8A. WARRANTIES

Each Party represents and warrants that:

a)	it has all right, power and authority to enter into this Agreement and fully perform its obligations under this Agreement;

b)	the execution of this Agreement does not violate any agreement existing between it and any third party; and

c)	its operations and proceedings in connection with this Agreement shall at all times during the term of this Agreement be conducted in conformity with all the laws and regulations of any jurisdiction which may govern, or regulate the performance of Parties’ obligations under this Agreement.

9	FORCE MAJEURE

9.1	Neither Party is liable for not performing an obligation in whole or in part, nor for not performing an obligation on time (except an obligation to pay money), because of a force majeure event.

9.2	A party affected by a force majeure event must:

a)	Give the other notice of the force majeure event promptly and an estimate of the non-performance and delay;

b)	Take all steps to end the force majeure event as quickly as possible (but this does not require the settlement of industrial disputes or other claims on unreasonable terms); and

c)	Resume compliance as soon as the event no longer affects the Party.

9.3	In the event of delay or non-performance of this Agreement by either Party for a period of 90 business days or more due to a force majeure event, then either Party may terminate this Agreement with immediate effect without liability.

10	GOVERNING LAW AND JURISDICTION

10.1	This Agreement shall be governed by and interpreted in accordance with the Laws of the Republic of Singapore for every purpose. The Sale of Goods (United Nations Conventions) Act (Cap 283A) shall not apply to the transactions contemplated in this Agreement.

10.2	In the event any dispute between the Parties cannot be resolved or settled through negotiations between the senior management of the Parties, then such dispute shall be resolved exclusively by the courts in the Republic of Singapore.

10.3	Each Party shall bear its own costs and expenses of any dispute resolution proceedings. However, the prevailing Party shall be entitled to recover such costs and expenses, including reasonable legal fees and expenses, from the other Party.

10.4	Each Party acknowledges that the timely and complete performance of its obligations pursuant to this Agreement is critical to the business and operations of the other Party. Accordingly, in the event of a dispute between StarHub and Contractor, each Party shall continue to perform its obligations under this Agreement in good faith during the resolution of such dispute unless and until this Agreement is terminated in accordance with the provisions of this Agreement.

10.5	Save for StarHub’s Affiliates, nothing in this Agreement confers or purports to confer on any third party any benefit or any right to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act. No consent of any third party is required for the variation or rescission of this Agreement.

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11	TERM, TERMINATION AND SUSPENSION OF SERVICE

11.1	Term – This Agreement shall be effective and the Parties’ obligation shall commence on the Service Commencement Date (the “Service Commencement Date” shall be approved by both Parties in writing and shall take place upon the successful completion of all agreed technical works and tests) and shall continue (subject to the right to terminate this Agreement sooner as provided in Section 11.2 for a period of thirty-six (36) MONTHS (“Initial Term”) from such Service Commencement Date. Upon the expiry of the Initial Term, this Agreement will be automatically renewed for successive periods of twelve (12) months upon the same terms and conditions (each a “Renewed Term”).

11.2	Termination during the Initial Term: Either Party may terminate this Agreement for convenience at any time during the Initial Term by giving the other Party written notice of its intent to cancel at least thirty (30) days prior to the expiration of the Initial Term. In the event, China Motion terminates this Agreement pursuant to this Section 11.2 at any time during the Initial Term, China Motion shall pay StarHub the following termination fee: SGD$300,000. Notwithstanding termination under this Section 11.2, each Party shall for one (1) year after the effective date of termination honour the terms of this Agreement as to any services for which that Party or the counter-Party has already received compensation from a subscriber or a reseller. For the avoidance of doubt, if China Motion has sold any SIM card to a distributor or reseller that is pre-loaded with a prescribed number of minutes, megabytes, or other usage rights for a subscriber to roam on StarHub’s network, whether or not the SIM card has been activated as of the notice or effectiveness of termination, StarHub will continue to honour the subscriber’s usage and China Motion will pay StarHub the Service Charges associated with such activation and usage. The same treatment applies to a SIM card that has been activated but its pre-loaded usage has not been exhausted prior to the effective date of termination. As of the effective date of termination, neither Party shall market the services offered through the counter-Party pursuant to this Agreement, including additional sale of SIM cards in inventory but not delivered to a distributor, reseller or subscriber, or by allowing a subscriber to recharge or top up minutes, megabytes or other usage rights on a previously activated SIM card.

11.3	Termination during the Renewed Term: If either Party desires to cancel this Agreement upon the expiration of the Initial Term or any Renewed Term, it shall give the other Party written notice of its intent to cancel at least thirty (30) days prior to the expiration of the then current term. This Agreement shall continue and remain in full force and effect until cancelled by either Party upon notice as provided herein or unless otherwise terminated in accordance with the terms of this Agreement.

11.4	Termination – Without prejudice to any other rights or remedies it may have (whether under this Agreement or at law), either Party may terminate this Agreement, immediately by serving written notice on the party if :

(a)	China Motion fails to make payment to StarHub under this Agreement (except that which is under dispute as provided in Section 11 hereof) when it is due after receiving thirty (30) days written notice to do so; or

(b)	The other Party commits a breach of any material obligation under this Agreement, and in case of a remediable breach, fails to remedy the breach after receiving thirty (30) days’ written notice to do so; or

(c)	Any license, permit, approval or consent necessary for the other Party to perform its obligations herein is revoked, terminated, suspended or expires through no fault of such Party, such that the services cannot be provided (without a replacement license, permit, approval, or consent being available within a reasonable period of time); or

(d)	The other Party becomes Insolvent. In this Sect11.4ion 11.4(d), “Insolvent” means the appointment of, or the application to a court for the appointment of, a liquidator, provisional liquidator, receiver or manager, the entering into a scheme of arrangement or composition with or for the benefit of creditors generally, any reorganization, moratorium or other administration involving its creditors or any class of its creditors, a resolution or proposed resolution to wind it up, or becoming unable to pay its debt as and when they fall due or becoming deemed to have become unable to pay its debts as and when they fall due and an order of bankruptcy/insolvency issued by an appropriate court.

The non-defaulting Party may take such action as it determinates to be reasonable necessary to correct such fault, and shall be entitled to pursue any and all rights and legal and equitable remedies to enforce the defaulting Party’s obligation under this Agreement and immediately terminate this Agreement. Termination of this Agreement shall not relieve either Party of any antecedent liability for breach of this Agreement.

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11.5	Suspension of Service – Either Party (“the said Party”) may, without terminating this Agreement and without incurring any liability, immediately suspend all or part of the service it provides under this Agreement until further notice if:

(a)	The said party is entitled to terminate this Agreement under Section 11; or the said party is obliged suspend service in order to comply with an order, instruction or request of government, emergency services organization or other competent authority in Hong Kong or in Singapore respectively;

(b)	The said Party needs to maintain or upgrade its network. The said Party will notify the other Party within fourteen (14) days prior within notice if it needs to suspend its such services, or any of them, for the reason stated in this sub-section;

(c)	The said Party needs to repair a fault in its network or in any network equipment as a result of any unplanned outage or any other reason beyond the said Party’s control. The other Party acknowledges that the said Party may not be able to give any prior notice of its need to suspend such services for this reason but the said Party shall notify the other Party as soon as reasonably practicable; or

(d)	If it is necessary for the said Party to suspend the service it provides under this Agreement or any part thereof, under sub-sections (a), (b), or (c) above, it will do so for as short a period as is reasonably practicable in the circumstances.

If the said Party suspends the services, or any part thereof, due to any event in Section 11, this will not exclude its right to terminate this Agreement later in respect of that or any other event.

12	OTHERS

12.1	Waiver and variation

a)	A provision or a right under this Agreement may not be waived except in writing signed by the party granting the waiver, or varied except in writing signed by the parties.

b)	A failure or delay of a party at any time to take action against the other party as provided in this Agreement will not affect the party’s right to require full performance of this Agreement at any time after the failure or delay. Waiver by any party of a breach of any provision of this Agreement will not constitute a waiver of any subsequent breach nor in any way affect any right, power or remedy of that party under this Agreement.

12.2	Assignment – Neither Party may assign, transfer, convey, license nor otherwise dispose of, wholly or partially any rights and obligation under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld and/or delayed) save that StarHub shall be entitled to assign, transfer, convey, license, novate or otherwise dispose of the StarHub Option wholly or partially to a StarHub Affiliate upon written notice to China Motion.

12.3	Sub-Contracting – China Motion must not subcontract the performance of any of its right or obligations under this Agreement without the prior written consent of StarHub, which consent shall not be unreasonably withheld or delayed.

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12.4	Severability – If any provision of this Agreement is construed to be illegal or invalid, it will not affect the legality, validity and enforceability of the other provisions of this Agreement. The illegal or invalid provisions will be treated as being deleted from this Agreement and no longer incorporated, but all other provisions of this Agreement will continue to be binding on the Parties.

12.5	Entire Agreement – This Agreement embodies the entire agreement between the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on the subject matter of this Agreement.

12.6	Notices – Each notice, demand, certification or other communication given or made under this Agreement shall be in writing and shall be delivered by hand or sent by registered mail or by facsimile transmission to the address or facsimile number of the respective Party as shown below (or such other address or facsimile number as may be designated in writing to the other Parties hereto in accordance with the terms of this Section):

If to China Motion Telecom (HK) Limited:

Suites 1105-1106, 11/F, Chinachem Golden Plaza, 77 Mody Road,

Tsimshatsui East, KLN, Hong Kong

Attention: Jim Yang

Telephone No.: +852 2209 2175

Facsimile No.: +852 2209 1175

Email Address (for information only and not for serving notices): jim.yang@cmmobile.com.hk

If to StarHub Mobile Pte Ltd

Address: 67 Ubi Avenue 1, #05-01 StarHub Green, Singapore 408942

Attention: Garry Toh (EBG International)

Telephone No.: +65 6825 6357

Facsimile No.: +65 6821 7012

Email Address (for information only and not for serving notices): garry.yj.toh@starhub.com

With a copy to StarHub Legal & Secretariat via facsimile no.: +65 6721 5004

Any change to name, address and facsimile number may be made at any time by giving seven (7) days’ prior written notice in accordance with this Section. Any such notice, demand or other communication shall be deemed to have been received, if delivered by hand, at the time of delivery or, if posted, at the expiration of seven (7) days after the envelope containing the same shall have been deposited in the post maintained for such purpose, postage prepaid, or if sent by facsimile, at the date of transmission if confirmed receipt is followed by postal notice.

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12.7	Inconsistency – The Parties acknowledge that this Agreement consists of:

(a)	these terms and conditions;

(b)	the Schedules; and

(c)	if there is any inconsistency between them, then the former prevails over the latter as they appear above to the extent of inconsistency.

12.8	Counterparts – This Agreement may be signed in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), such counterparts together shall constitute one and the same instrument and, notwithstanding the date of the execution, shall be deemed to be effective as of the date set forth above.

IN WITNESS whereof the Parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of CHINA MOTION TELECOM (HK) LIMITED (with company chop) By: /s/ Jim Yang Printed Name: Jim Yang Title: General Manager Date: November 27, 2013	SIGNED for and on behalf of STARHUB MOBILE PTE LTD (with company chop) By: /s/ William Ku Printed Name: William Ku Title: Assistant VP, Global Services Date: December 2, 2013
In the presence of: /s/ Sammy Lo Name: Sammy Lo Title: Accounting Manager	In the presence of: /s/ Garry Toh Name: Garry Toh Title: Regional Manager

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